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                                                                     EXHIBIT 4.1


                               INTEG INCORPORATED
                            SERIES B PREFERRED STOCK
                               PURCHASE AGREEMENT




     This Agreement is made and entered into as of the 15th day of February, 2000, by and between Integ Incorporated, a Minnesota corporation (the "Company") and Amira Medical, a Delaware corporation ("Purchaser").

     For good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Company and Purchaser agree as follows:

     1. Authorization of Securities. The Company shall authorize, issue and sell an aggregate of up to 3,000,000 shares of series B preferred stock (the "Preferred Shares") of the Company, to be issued pursuant to, and be entitled to the benefits of the provisions of, a certificate of designation to the Articles of Incorporation of the Company (the "Certificate") substantially as set forth in Exhibit A hereto. On or before the Closing Date, the Company shall cause the Certificate to be filed with the Secretary of State of Minnesota.

     The Preferred Shares shall be automatically converted into shares of the Company's common stock, par value $.01 per share ("Common Stock") (such shares of Common Stock into which the Preferred Shares are convertible and all shares of Common Stock of the Company issued in exchange or substitution therefor being hereinafter sometimes referred to as the "Conversion Stock"), at the rate and upon the terms and conditions set forth in the Certificate. The Preferred Shares shall be subject in all respects to all of the other provisions of the Certificate.

     2. Sale and Purchase of Preferred Shares.

     2.1 On or before April 1, 2000, the Company shall establish an account (the "Company Account") at Silicon Valley Bank. Purchaser will authorize the Company to make withdrawals from one of Purchasers accounts ("Purchaser Account") at Silicon Valley Bank to fund the Company Account in accordance with the provisions of this Section 2.1. Purchaser shall maintain funds in the Purchaser Account in amounts sufficient to allow the Company to make withdrawals from the Purchaser Account to the Company Account, and to pay amounts presented to the Company Account for payment of expenses as incurred in accordance with the provisions of this Section 2.1. The Company shall not be entitled to make withdrawals from the Purchasers Account until the Company's cash balance has first declined to $1,500,000. After the first date that the Company's cash balance has declined to $1,500,000, the Company shall be entitled to make withdrawals at such times to pay amounts presented to the Company Account for payment of expenses as incurred in accordance with Integ 2000 Budget, signed by both Company and Purchaser for identification, such that in no event shall the Company be required to decrease its cash balance to less than $1,500,000 in order to pay expenses incurred in accordance with the Integ 2000 Budget. The maximum cumulative amount which the Company may withdraw from the Purchaser Account is $5,600,000.
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     2.2 Within five (5) business days after the end of each calendar month in which the Company makes a withdrawal in accordance with Section 2.1 hereof, the Company shall issue to Purchaser a number of Preferred Shares (rounded down to the nearest whole share) equal to (a) the amount of the cash withdrawn from the Purchaser Account, divided by (b) the price per share of the Preferred Shares (as determined pursuant to the formula set forth in the next sentence). The price per share of the Preferred Shares shall be equal to the last sale price of the Company's Common Stock on the Nasdaq National Market on the date of such withdrawal from the Purchaser Account by the Company.

     3. Closings. Closings of the sale to, and purchase by, the Purchaser of the Preferred Shares under Section 2 above (each a "Closing") shall occur from time to time at the offices of the Company, at 10:00 a.m., Minneapolis time, five business days after the end of each calendar month in which the Company makes a withdrawal from the Purchaser Account, or on such other day or at such other time or place as the Purchaser and the Company shall agree upon (each a "Closing Date").

     At each Closing, the Company will deliver to the Purchaser certificates representing the Preferred Shares being purchased by the Purchaser at that Closing, registered in its name, together with a certificate signed by an officer of the Company setting forth (a) the amount of the withdrawal from the Purchaser Account, (b) the price per share of the Preferred Shares as determined pursuant to Section 2.2 above, and (c) the number of Preferred Shares which were purchased on the date of the withdrawal from the Purchaser Account and are being delivered by the Purchaser at that Closing.

     4. Representations and Warranties by Company. The Company represents and warrants to the Purchaser that:

     4.1 Organization, Standing, etc. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Minnesota, and has the requisite corporate power and authority to own its properties and to carry on its business in all material respects as it is now being conducted. The Company has the requisite corporate power and authority to issue the Preferred Shares and the Conversion Stock, and to otherwise perform its obligations under this Agreement. The copies of the Articles of Incorporation and Bylaws of the Company delivered to the Purchaser or their agents prior to the execution of this Agreement are true and complete copies of the duly and legally adopted Articles of Incorporation and Bylaws of the Company in effect as of the date of this Agreement. The Company does not have any direct or indirect equity interest in any other firm, corporation, partnership, joint venture association or other business organization.

     4.2 Qualification. The Company is duly qualified or licensed as a foreign corporation in good standing in each jurisdiction wherein the nature of its activities or of its properties owned or leased makes such qualification or licensing necessary and failure to be so qualified or licensed would have a material adverse effect on its business.

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     4.3 Preferred Shares and Conversion Stock; Warrants and Warrant Stock. The
Preferred Shares, when issued and paid for pursuant to the terms of this Agreement, will be duly authorized, validly issued and outstanding, fully paid, nonassessable and free and clear of all pledges, liens, encumbrances and restrictions, except as set forth in Section 9 hereof, and the shares of Conversion Stock issuable upon conversion of the Preferred Shares have been reserved for issuance, and when issued upon conversion will be duly authorized, validly issued and outstanding, fully paid, nonassessable and free and clear of all pledges, liens, encumbrances and restrictions, except as set forth in
Section 9 hereof. The certificates representing the Preferred Shares to be delivered by the Company hereunder, and the certificates representing the Conversion Stock to be delivered upon the conversion of the Preferred Shares will be genuine, and the Company has no knowledge of any fact which would impair the validity thereof.

     4.4 Securities Laws. Based in part upon the representations and warranties contained in Section 5 hereof, no consent, authorization, approval, permit or order of or filing with any governmental or regulatory authority is required under current laws and regulations in connection with the execution and delivery of this Agreement or the offer, issuance, sale or delivery of the Preferred Shares or the offer of the Conversion Stock. The Company has not, directly or through an agent, offered the Preferred Shares or the Conversion Stock, or any similar securities for sale, or solicited any offers to acquire such securities, by means of any form of general solicitation. Under the circumstances contemplated hereby, the offer, issuance, sale and delivery of the Preferred Shares and the offer of the Conversion Stock will not under current laws and regulations require compliance with the prospectus delivery or registration requirements of the Securities Act or applicable state laws.

     4.5 Corporate Acts and Proceedings. This Agreement has been duly authorized by all necessary corporate action on behalf of the Company, and has been duly executed and delivered by authorized officers of the Company. All corporate action necessary to the authorization, creation, issuance and delivery of the Preferred Shares and the Conversion Stock, has been taken on the part of the Company, or will be taken by the Company on or prior to the Closing Date. This Agreement is a valid and binding agreement of the Company enforceable in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, moratorium, reorganization or other similar laws affecting the enforcement of creditors' rights generally, and except for judicial limitations on the enforcement of the remedy of specific enforcement and other equitable remedies.

     5. Representations and Warranties of Purchaser. Purchaser represents and warrants to the Company that:

     5.1 Investment Intent. The Preferred Shares being acquired by Purchaser hereunder are being purchased, and the Conversion Stock acquired by Purchaser upon conversion of such Preferred Shares will be acquired, for Purchaser's own account and not with the view to, or for resale in connection with, any distribution or public offering thereof within the meaning of the Securities Act. Purchaser understands that the Preferred Shares and the Conversion Stock have not been registered under the Securities Act or any applicable state laws by reason of their issuance or contemplated issuance in a transaction exempt from the registration and prospectus delivery requirements of the Securities Act and such laws, and that the reliance of the Company and others

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upon this exemption is predicated in part upon this representation and warranty.
Purchaser further understands that the Preferred Shares and Conversion may not be transferred or resold without (a) registration under the Securities Act and any applicable state securities laws, or (b) an exemption from the requirements of the Securities Act and applicable state securities laws.

     Purchaser understands that an exemption from such registration is not presently available pursuant to Rule 144 promulgated under the Securities Act by the Securities and Exchange Commission (the "Commission") and that in any event Purchaser may not sell any securities pursuant to Rule 144 prior to the expiration of a two-year period after such Purchaser has acquired the securities. Purchaser understands that any sales pursuant to Rule 144 may only be made in full compliance with the provisions of Rule 144.

     5.2 Location of Principal Office and Qualification as Accredited Investor. The state in which Purchaser's principal office is located is California. Purchaser qualifies as an accredited investor within the meaning of Rule 501 under the Securities Act because Purchaser is a corporation, not formed for the specific purpose of acquiring the securities offered, with total assets in excess of $5,000,000. Purchaser has such knowledge and experience in financial and business matters that Purchaser is capable of evaluating the merits and risks of the investment to be made hereunder by Purchaser. Purchaser has and has had access to all of the Company's material books and records and access to the Company's executive officers has been provided to Purchaser or to Purchaser's qualified agents.

     5.3 Acts and Proceedings. This Agreement has been duly authorized by all necessary action on the part of Purchaser, has been duly executed and delivered by Purchaser, and is a valid and binding agreement upon the part of Purchaser.

     5.4 No Brokers or Finders. No person, firm or corporation has or will have, as a result of any act or omission by Purchaser, any right, interest or valid claim against the Company for any commission, fee or other compensation as a finder or broker, or in any similar capacity, in connection with the transactions contemplated by this Agreement.

     6. Conditions of Purchaser's Obligation to the Closing. The obligation to purchase and pay for the Preferred Shares which Purchaser has agreed to purchase on the Closing Dates is subject to the fulfillment prior to or on that Closing Date of the following conditions.

     6.1 No Errors, etc. The representations and warranties of the Company under this Agreement shall be true in all material respects as of the Closing Date with the same effect as though made on and as of the applicable Closing Date.

     6.2 Compliance with Agreement. The Company shall have performed and complied with all agreements or conditions required by this Agreement to be performed and complied with by it prior to or as of the applicable Closing Date.

     6.3 Qualification Under State Securities Laws. All registrations, qualifications, permits and approvals required under applicable state securities laws for the lawful execution and

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delivery of this Agreement and the offer, sale, issuance and delivery of the
Preferred Shares and the offer of the Conversion Stock shall have been obtained.

     7. Conditions of the Company's Obligation to the Closings. The obligation to issue the Preferred Shares which the Company has agreed to sell on the Closing Dates is subject to the fulfillment prior to or on that Closing Date of the following conditions.

     7.1 No Errors, etc. The representations and warranties of Purchaser under this Agreement shall be true in all material respects as of the Closing Date with the same effect as though made on and as of the Closing Date.

     7.2 Compliance with Agreement. The Purchaser shall have performed and complied with all agreements or conditions required by this Agreement to be performed and complied with by it prior to or as of the applicable Closing Date.

     8. Affirmative Covenants.

     8.1 Replacement of Certificates Representing Preferred Shares or Conversion Stock. The Company covenants and agrees that upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of any certificates representing Preferred Shares or Conversion Stock, and, in the case of any such loss, theft or destruction, upon delivery of a bond of indemnity satisfactory to the Company, or, in the case of any such mutilation, upon surrender and cancellation of the certificates representing Preferred Shares or Conversion Stock, as the case may be, the Company will issue new certificates representing Preferred Shares or Conversion Stock, as the case may be, of like tenor, in lieu of such lost, stolen, destroyed or mutilated certificates representing Preferred Shares or Conversion Stock, as the case may be.

     8.2. Participation in Merger Consideration. Purchaser covenants and agrees that in the event that the Company exercises its option to merge with and into a newly formed, wholly owned subsidiary of Purchaser (the "Merger") pursuant to the terms of the Option Agreement (the "Option Agreement"), dated as of April 2, 1999, by and between the Company and the Purchaser, upon consummation of the Merger, the Preferred Shares and/or the Conversions Stock shall be canceled and extinguished in connection with such Merger. In no event shall the Preferred Shares or the Conversion Stock be entitled to receive any portion of the Merger Consideration (as defined in the Option Agreement) otherwise payable to shareholders of the Company.

     8.3 Filing of Certificate and Amendment to Rights Agreement. Before April 1, 2000, the Company will file the Certificate with the Minnesota Secretary of State and will enter the Amendment to Rights Agreement, dated November 26, 1996 between the Company and Norwest Bank Minnesota, National Association attached hereto as Exhibit B (the "Rights Agreement Amendment"). The Company will not modify the Certificate or the Agreement Amendment without the written consent of Purchaser. The Company will not amend the Certificate without the written consent of Purchaser or take any action which would cause the Purchaser to be considered an Acquiring Person under the Rights

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Agreement or to cause a Distribution Date to have occurred due to this Agreement or the issuance of the Preferred Stock or the Conversion Stock.

     8.4 Minnesota Antitakeover Law. Before April 1, 2000, the Company shall take all actions necessary so that Section 302A.673 of the Minnesota Business Corporations Act does not apply to Purchaser, this Agreement or the issuance of Preferred Shares or Conversion Stock.

     9. Restriction on Transfer of Securities.

     9.1 Restrictions. The Preferred Shares and the Conversion Stock are transferable only pursuant to (a) a public offering registered under the Securities Act of 1933, as amended (the "Securities Act"), (b) Rule 144 (or any similar rule then in effect) adopted under the Securities Act, if such rule is available, and (c) subject to the conditions elsewhere specified in this Section 9, any other legally available means of transfer.

     9.2 (a) Legend. Each certificate representing Preferred Shares shall be endorsed with the following legends:

     "The securities evidenced hereby may not be transferred without (i) the opinion of counsel satisfactory to the Company that such transfer may be lawfully made without registration under the Federal Securities Act of 1933 and all applicable state securities laws or (ii) such registration.

     The securities represented by this certificate are subject to certain transfer restrictions, repurchase rights, and conversion rights set forth in an agreement, dated February 15, 2000, among the registered owner of such securities and the issuer of such securities, and may not be sold, assigned, transferred, pledged, encumbered or otherwise disposed of except in compliance with the terms of such agreement, a copy of which is available for inspection in the principal executive office of the issuer of such securities."

Upon the conversion of any Preferred Shares, unless the Company receives an opinion of counsel from the holder of such a security satisfactory to the Company to the effect that a sale, transfer, assignment, pledge or distribution of the Conversion Stock issuable upon such conversion or exercise may be made without registration, or unless such Conversion Stock is being disposed of pursuant to registration under the Securities Act and any applicable state act, the same legend shall be endorsed on the certificate evidencing such Conversion Stock.

     (b) Stop Transfer Order. A stop transfer order shall be placed with the Company's transfer agent preventing transfer of any of the securities referred to in paragraph (a) above pending compliance with the conditions set forth in any such legend (except as otherwise provided in paragraph (a) above).

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     9.3 Register of Securities. The Company or its duly appointed agent shall maintain a register for the Preferred Shares in which it shall register the issuance and transfer of all Preferred Shares. All transfers of Preferred Shares shall be recorded on the register maintained by the Company or its agent, and the Company shall be entitled to regard the registered holder of such securities as the actual owner of the securities so registered until the Company or its agent is required to record a transfer of such securities on its register. The Company or its agent shall be required to record any such transfer when it receives (a) the security to be transferred duly and properly endorsed by the registered holder thereof or by its attorney duly authorized in writing, and (b) the opinion of counsel satisfactory to the Company that such transfer may be lawfully made without registration under the Securities Act and all applicable state securities laws or such registration .

     10. Redemption of Preferred Shares. The Company may redeem and repurchase Preferred Shares from the Purchaser at the times and upon the terms and conditions set forth in the Certificate.

     11 Events of Default .

     11.1 By Purchaser. In the event that Purchaser defaults in its obligations under Section 2.1 hereof and the Company's cash balance declines to less than $1,500,000, then Purchaser shall be in material breach of this Agreement unless within 30 days after the default (a) Purchaser shall remit to the Company an amount of cash sufficient to restore the Company's cash balance to $1,500,000 and (b) the Company resumes compliance with its obligations under Section 2.1 hereof.

     11.2 By Company. In the event that Company defaults in its obligations under Sections 2.2 , 3 or 8 hereof, then Purchaser may defer any of its obligations under Section 2.1 hereof until the Company has cured its default by issuing shares of Series B Preferred to Purchaser in accordance with the provisions of this Agreement.

     12 Amendment and Waiver. This Agreement may not be amended, changed, waived, discharged or terminated except in a writing executed by the party against which such amendment, change, waiver, discharge or termination is sought to be enforced. No course of dealing between or among any persons having any interest in this Agreement will be deemed effective to modify or amend any part of this Agreement or any rights or obligations of any person under or by reason of this Agreement.

     13 Notices. All notices, requests, consents and other communications required or permitted hereunder shall be in writing and shall be hand delivered, sent by overnight courier or mailed first-class postage prepaid, registered or certified mail,

          (a) if to Purchaser, addressed to Purchaser, 4742 Scotts Valley Drive, Scotts Valley, California 95066, attention President, or to such other address as the Purchaser may specify by written notice to the Company or

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          (b) if to the Company, addressed to the Company, 2800 Patton, St.
     Paul, Minnesota 55113, attention President, or to such other address as the Company may specify by written notice to the Purchaser,

and such notices and other communications shall for all purposes of this Agreement be treated as being effective or having been given if delivered personally, the next business day if sent by overnight courier or, if sent by mail, three business days after mailing.

     14 Survival of Representations and Warranties, etc. All representations, warranties and covenants contained herein shall survive the execution and delivery of this Agreement, any investigation at any time made by the Purchaser or on its behalf, any modification or termination under Section 12 hereof and the sale and purchase of the Preferred Shares and payment therefor.

     15 Parties in Interest. All the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto, whether so expressed or not, and, in particular, shall inure to the benefit of and be enforceable by and against the holder or holders at the time of any of the Preferred Shares or Conversion Stock.

     16 Headings. The headings of the Sections and paragraphs of this Agreement have been inserted for convenience of reference only and do not constitute a part of this Agreement.

     17 Choice of Law. It is the intention of the parties that the laws of Minnesota, without regard to its conflicts of laws provisions, shall govern the validity of this Agreement, the construction of its terms and the interpretation of the rights and duties of the parties.

     18 Counterparts. This Agreement may be executed concurrently in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     19. Arbitration. Any dispute under this Agreement which is not settled by mutual consent shall be finally settled by binding arbitration, conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association by three arbitrators appointed in accordance with said rules. The arbitration shall be held in Denver, Colorado and at least one of the arbitrators shall be an independent expert in securities laws. The arbitrators shall determine what discovery will be permitted, consistent with the goal of limiting the cost and time which the parties may expend for discovery, provided that the arbitrators shall permit such discovery as they deem necessary to permit an equitable resolution of the dispute. The costs of the arbitration, including administrative and arbitrators' fees, shall be shared equally by the parties and each party shall bear its own costs and attorneys and witness' fees incurred in connection with the arbitration. A disputed performance or suspended performances pending the resolution of the arbitration must be completed within 30 days following the final decision of the arbitrators or such other reasonable period as the arbitrators determine in a written opinion. Any arbitration shall be completed within one year from the filing of notice of a request for such arbitration. The arbitration proceedings and the decision shall not be made public without the joint consent of the

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parties and each party shall maintain the confidentiality of such proceedings and decision unless otherwise permitted by the other party. Any decision which requires a monetary payment shall require such payment to be payable in United States dollars, free of any tax or other deduction. The parties agree that the decision shall be the sole, exclusive and binding remedy between them regarding any and all disputes, controversies, claims and counterclaims presented to the arbitrators. Application may be made to any court having jurisdiction over the party (or its assets) against whom the decision is rendered for a judicial recognition of the decision and an order of enforcement.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their authorized representatives as of the date first set forth above.


                                       INTEG INCORPORATED


                                       By  /s/ Susan L. Critzer
                                           -------------------------------------
                                           Its President


                                       AMIRA MEDICAL


                                       By: /s/ Karen Drexler
                                           -------------------------------------
                                           Its President & CEO


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